Exhibit 99.1

ActiveCare, Inc. Announces a Newly Appointed CEO

SALT LAKE CITY, October 17, 2011 -- ActiveCare, Inc. (ACAR.OB) a leader in senior care technology, announces the appointment of David S. Boone as Chief Executive officer.  Mr. Boone has 15 years of extensive experience in the healthcare industry bringing a depth of experience to ActiveCare.  Most recently he was CEO of American CareSource Holdings, where he took the company from $5 million in sales revenues to over $75 million in revenues and from a $19 million market capitalization to over $140 million in less than 5 years.

In conjunction with this new appointment, Jim Dalton will continue as the Company’s Chairman and visionary.  “I am grateful to have the talent and energy of David Boone as CEO who will further the implementation of our vision of having ActiveCare becoming the leader in a market that promises to grow to over $15 billion over the next 9 years,” stated Jim Dalton, Chairman of the Board.

Mr. Boone brings with him a wealth of knowledge and experience in the areas of business development, strategy, finance and operations.  He graduated in accountancy from the University of Illinois in Urbana Champaign, and earned his MBA from Harvard.  In addition as serving as the CEO of American CareSource, he held executive positions with CIGNA, The Boston Consulting Group, Kraft General Foods, PepsiCo., Safeway Corporation and Belo Corp..  In addition, he was the 2009 Ernst and Young Entrepreneur of the Year winner for Health Care in the Southwest Region.

About ActiveCare:

ActiveCare, Inc., (www.activecare.com) is the service leader in care for the elderly, disabled or chronically ill providing deserved freedom while allowing members to remain living independently longer. ActiveCare’s technologies include the ActiveCare CareCenter, the the ActiveWatch™ or ActiveOne+™ PAL, the Active Home and the ActivePortal.

The ActiveCare solutions incorporates technologies that allows a member to be monitored on the go or within their own home.ActiveCare’s patented, one button emergency cell phone allows their members and their family or caregivers to have the peace of mind that  ActiveCare's 24/7 CareCenter™ is there if needed.  ActiveCare's GPS technology, transmitted through  the ActiveWatch™ or ActiveOne+™ PAL can track a patient movementls, locate them in times of emergency or crisis, and provides location for emefgency response personnel.  With our technology,  members can instantly contact a CareSpecialist™ with the press of a button or automatically when a fall occurs.

In addition,ActiveCare has developed solutions that allow seniors or the chronically ill to have their health conditions monitored by ActiveCare’s  CareSpecialist  in the ActiveCare CareCenter. Through ActiveCare's sensor technologies, coupled with the CareCenter, ActiveCare can can track vital signs such as heart rate, blood pressure, weight and glucose levels and connect patients to on-call nursing or other professional caregivers.

Headquartered in Salt Lake City, Utah, ActiveCare is committed to providing consistent excellence in quality and safety as well as friendly care for members and caregivers, alike. To learn more about ActiveCare, Inc. visit www.activecare.com or contact investor/media relations at 877-862-5553.

SOURCE ActiveCare, Inc.